EXHIBIT 28(a)

                         PRESS RELEASE


FOR IMMEDIATE RELEASE
MONDAY
APRIL 4, 1994
CONTACT PERSON:                    STACY DUCKETT, DIRECTOR
                                   CORPORATE COMMUNICATIONS
                                   (501) 688-8229

    DAVID EVANS JOINS TCBY AS SENIOR VP OF FOODSERVICE SALES
     MARK RIKAL JOINS TCBY AS SENIOR VP OF NATIONAL ACCOUNTS

LITTLE ROCK, AR - April 4, 1994 - Tom Tipps, President of TCBY National Sales announced that joining the National Sales Division of TCBY Systems, Inc. are David Evans as Senior Vice President of Foodservice Sales and Mark Rikal as Senior Vice President of National Accounts. TCBY National Sales is responsible for the distribution of frozen yogurt through non-traditional locations.

Prior to joining TCBY National Sales, Mr. Evans was Vice Preside nt of Sales for Foodservice at Colombo Inc., a manufacturer and distributor of frozen yogurt. Before joining Colombo, he was Manager-Business Development for National Accounts at Ocean Spray Cranberries, Inc., where he participated in the creation of Ocean Spray's first direct sales department. Among his other accomplishments, Evans was responsible for the introduction and development of Equal (the low-calorie sweetener) in foodservice for The NutraSweet Company, formerly G. D. Searle. Mr. Evans will be responsible for the administration and development of the Company's foodservice sales organization.

Prior to joining TCBY National Sales, Mr. Rikal was Director of Foodservice for Colombo Inc., a manufacturer and distributor of frozen yogurt. Before joining Colombo, he was Vice President of Sales for the Foodservice Division of The Dannon Company, a manufacturer of yogurt products. Rikal also has extensive foodserivce experience through General Mills, Inc. and Campbell Soup Company. Mr. Rikal will be responsible for the direction and management of the Company's foodservice national accounts sales efforts.

"Mr. Evans and Mr. Rikal bring to TCBY National Sales tremendous experience in the foodservice industry, and will greatly enhance our sales development in this area," said Frank D. Hickingbotham, Chairman of the Board.

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